Exhibit (h)(8)

FUND ACCOUNTING AND COMPLIANCE SERVICES AGREEMENT

CAVANAL HILL FUNDS

and

CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	Definitions and Interpretation	1

2.	SERVICES AND RELATED TERMS AND CONDITIONS	1

3.	Funds communications	3

4.	COMPLIANCE WITH LAWS; ADVICE	3

5.	COMMUNICATIONS AND REPORTS TO FUNDS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY	4

6.	SCOPE OF RESPONSIBILITY	7

7.	INDEMNITY	8

8.	FEES AND EXPENSES	10

9.	REPRESENTATIONS	10

10.	TERM AND TERMINATION	11

11.	GOVERNING LAW AND JURISDICTION	12

12.	MISCELLANEOUS	13

Schedule A	List of Funds

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Confidentiality and Data Privacy Conditions

Exhibit A	Fee Schedule

THIS FUND ACCOUNTING and COMPLIANCE SERVICES AGREEMENT (“Agreement”) is made on July 31, 2024, by and between Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) on behalf of the individual series listed on Schedule A (collectively, the “Funds,” individually, a “Fund”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its place of business at 4400 Easton Commons, Suite 200, Columbus, Ohio 43219 (the “Service Provider” or “Citi” and, with the Funds, the “Parties”). This Agreement shall be considered a separate agreement between the Service Provider and each Fund, and no Fund shall be (i) liable for the obligations of any other Fund or (ii) entitled to the benefits conferred under this Agreement on any other Fund.

BACKGROUND:

WHEREAS, the Service Provider and the Funds are currently parties to a Fund Accounting and Compliance Services Agreement dated as of June 1, 2019, as amended (the “Prior Fund Accounting and Compliance Services Agreement”).

WHEREAS, the Parties wish to terminate the Prior Fund Accounting and Compliance Services Agreement in its entirety and enter into this new Agreement for the provision of certain fund accounting and compliance services to the Funds by the Service Provider. For the avoidance of doubt, the Prior Fund Accounting and Compliance Services Agreement will no longer have any force or effect and this Agreement will act as the only operative agreement between the Parties with respect to the services described herein.

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Capitalized terms used herein have the meanings set forth in Schedule 1. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth elsewhere in this Agreement.

1.2	Interpretation.

1.2.1	The schedules and exhibits to the Agreement are expressly made a part of this Agreement. In the event of any inconsistency between this Agreement and any schedule or exhibit, the relevant terms of the schedule or exhibit shall prevail; provided, that no provision of any such schedule or exhibit shall prevail over clause 6 (Scope of Responsibility) or clause 7 (Indemnity) of this Agreement.

1.2.2	The headings in this Agreement do not affect its interpretation.

1.2.3	A reference to: (i) any Party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

2.1	Services; No Implied Duties. The Services are described in Schedule 2. The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services are provided only with respect to the Funds listed on Schedule A, and the Service Provider shall have no obligation to provide Services to any Person (including any other series of the Trust not listed in Schedule A unless the Service Provider has agreed to do so in a written amendment to Schedule 2. The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in Schedule 2. The Service Provider will have no implied duties or obligations not directly related to the completion of the express duties. Notwithstanding the foregoing, Schedule 2 is intended to be a comprehensive listing of all Fund Accounting and Compliance services that have traditionally been provided under the Prior Fund Accounting Agreement and the Prior Compliance Services Agreement, except for those services that are no longer required by law or that had been intentionally discontinued by mutual consent of the Parties prior to the Effective Date.

2.2	Service Changes. Any change to the Services agreed to by the Parties (a “Service Change”) will be set forth in an amendment to Schedule 2, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. Any such additional fees shall be negotiated in good faith. The foregoing process is the “Change Control Process.” The Service Provider will act with reasonable promptness and diligence to proceed under the Change Control Process in order to ensure that the Funds are in compliance with the Law at all times.

2.3	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Funds agrees to provide, and to cause its employees and Agents to provide, to the Service Provider the information that the Service Provider may reasonably request in connection with the Services and this Agreement that the Service Provider does not independently have a responsibility to maintain.

2.4	Dependencies. The Service Provider will use reasonable efforts to provide the Services while any of the Dependencies specified in Schedule 3 subsist, provided that the Service Provider shall not be obliged to incur additional costs to do so.

2.5	Funds Information. As between the Parties, the Funds are responsible for the accuracy and completeness of, and the Service Provider, subject to its compliance with its obligations in sections 3.1 and 6.1, has no obligation to review for accuracy or completeness of: (i) information contained in the Organic Documents, Offering Documents and any Policies and Procedures not covered by the Services listed under the Compliance Services section of Schedule 2 of the Agreement; and (ii) any data submitted by the Funds to the Service Provider for processing on behalf of the Funds. For any Service listed under the Compliance Services section of Schedule 2 of the Agreement, the Service Provider shall review for accuracy and completeness, any information contained in the Organic Documents, Offering Documents and any Policies and Procedures necessary to the provision of such Service. The Service Provider may charge the Funds for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Schedule (“Fee Schedule”) attached hereto as Exhibit A.

2.6	Use of Agents. The Service Provider is permitted to, at its expense, to subcontract with Agents without the consent of the Funds to perform any of the duties of the Service Provider under this Agreement. The Service Provider will use reasonable care in the selection and continued appointment of its Agents; provided, however, the Service Provider shall not be relieved of any of its obligations under this Agreement and shall at all times remain liable for the acts or omissions of its Agents as if such acts or failure to act were its own.

2.7	Other Services and Activities; Conflicts of Interest.

2.7.1	The Funds acknowledges that the Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to the Funds or to other Persons. The Funds also acknowledges that the Service Provider may be (i) prohibited under applicable Law or contractually from disclosing to the Funds any fact or thing that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services and (ii) “walled off” from facts or things that may come to the knowledge of its Affiliates in the course of providing such services, and therefore may be unable to make any such disclosures to the Funds, and the Funds agrees that neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so.

2.7.2	Among other things, the Service Provider or an Affiliate may receive or generate valuation information with respect to securities of the Funds, and neither the Service Provider nor any Affiliate is under any obligation to disclose such information to the Funds or any of the Funds’ Investors. The Funds acknowledges that neither the Service Provider nor any Affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Funds or from any Person specified in clause 6.3.5.

2.7.3	Subject to compliance with its confidentiality obligations hereunder, the Service Provider may acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Funds are authorized to invest (for itself or its Investors), and the Service Provider will not be required to account to the Funds for any profit arising therefrom.

2.8	AML/OFAC. The Funds acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. The Funds agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Funds or another Person in connection with the services provided by the Service Provider under this Agreement .

2.9	Withholding Taxes. Funds acknowledges that Service Provider is not responsible pursuant to this Agreement for the withholding, deduction or payment of any U.S. federal withholding taxes. Funds nevertheless acknowledges that Service Provider or other relevant parties (including counterparties or Investors) may be required by applicable law to pay, withhold or deduct amounts in respect of taxes in connection with the Services, and that such amounts may be due even where there is no corresponding payment of cash to Funds or where there is a payment of cash from Funds to a counterparty, Investor, or other person. Funds authorizes Service Provider to pay, withhold or deduct any such amounts to the extent required or permitted by applicable law. For the avoidance of doubt, and notwithstanding any other provision of this Agreement, Service Provider shall not be required to pay any additional amounts to Funds or any counterparty or Investor in respect of such payment, deduction or withholding. If Service Provider determines that taxes are due in connection with the Services and have not been paid (through withholding or otherwise), Service Provider shall notify the Funds of such unpaid taxes and the Funds shall promptly make a payment in respect of such taxes to the Internal Revenue Service and shall deliver to Service Provider the original or a certified copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to Service Provider.

3.	FUNDS COMMUNICATIONS

3.1	Authority. The Funds authorizes the Service Provider to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person. The Funds also authorizes the Service Provider to rely on the information and data it receives from any Persons specified in clause 6.3.5. The Funds confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Funds in connection with this Agreement including, but not limited to, (i) signing any agreements, declarations or other documents relating to the Services and (ii) providing any Instruction, until the Service Provider has received written notice or other notice acceptable to it of any change of an Authorized Person and the Service Provider has had a reasonable opportunity under the circumstances to act.

3.2	Instructions and Other Funds Communications. The Funds and the Service Provider shall comply with security procedures agreed from time to time by the Parties or, absent such agreement, other reasonable procedures used by the Service Provider, intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Funds, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Funds.

3.3	Authentication. Provided the Service Provider complies with the applicable security procedures, the Funds agrees that the Service Provider will be entitled to treat any communication, including any Instruction, as having originated from an Authorized Person and the Service Provider may rely and act on that communication as authorized by the Funds.

3.4	Errors. The Funds shall be responsible for errors or omissions made by the Funds or the duplication of any Instruction by the Funds.

3.5	Incomplete or Insufficient Instructions. The Service Provider may act on Instructions where the Service Provider reasonably believes the Instruction contains sufficient information. The Service Provider must not to act on an Instruction where it reasonably doubts its contents.

3.6	Recall, Amendment, Cancellation. If the Funds requests the Service Provider to recall, cancel or amend an Instruction, the Service Provider shall, subject to applicable Law, use its reasonable efforts to comply.

3.7	MIFT. The Funds expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. If the Service Provider acts on a MIFT and complies with the applicable security procedures, the Funds shall be responsible for any costs, losses and other expenses suffered by the Funds or the Service Provider.

4.	COMPLIANCE WITH LAWS; NO ADVICE

4.1	Compliance. The Service Provider will comply in all material respects with all Laws applicable to the subject matter and delivery of the Services. The Funds will comply in all material respects with all Laws applicable to the subject matter of the Services and the Funds’ receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law. No communication in connection with this Agreement or the Services should be construed as tax or legal advice, and no such communication can be used or relied upon by a Party or any other taxpayer (i) for the purpose of avoiding tax penalties under the Internal Revenue Code or otherwise or (ii) promoting, marketing or recommending to another party any transaction or matter discussed herein.

4.2	No Fiduciary, etc. Neither Party nor its employees and Agents are not, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer, (ii) providing investment, accounting, valuation, legal or tax advice to the other Party or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other services, including within the meaning of the AIFMD Regulations, to the other Party or any other Person. The Service Provider shall not be required under this Agreement to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions.

4.3	Applicable Laws. Neither Party assumes any responsibility for compliance by the other Party with any Laws applicable to the other Party; and, notwithstanding any other provision of this Agreement to the contrary, the Service Provider assumes no responsibility for (i) monitoring or ensuring that the Trust’s Policies and Procedures reflect the requirements of applicable Law for any Service not covered under the Compliance Services section of Schedule 2 of the Agreement or (ii) compliance by the Funds or the Service Provider with the Laws of any jurisdiction other than those governing this Agreement.

5.	COMMUNICATIONS AND REPORTS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

5.1	Communications and Statements. Communications, notices and invoices may be sent or made available by electronic form and not in hard copy. The Funds will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report with respect to the Services (a “Report”) and, in any case, within sixty (60) days from the date on which the invoice or Report is sent or made available to the Funds. Nothing herein is intended to prevent the Funds from notifying the Service Provider of any errors or corrections in an invoice or Report beyond such time, provided that the Service Provider shall not be responsible for any losses caused by such delay in notification.

5.2	Records and Access; Audits.

5.2.1	Upon request, the Service Provider will promptly provide, when it becomes available, its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”).

5.2.2	The Funds agrees that it shall pay such charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request in connection with audits, examinations or inspections. The Funds acknowledge that such charges may include the fees and expenses of external counsel to the Service Provider, provided that the Funds consented to the appointment of such external counsel, which consent shall not be unreasonably withheld.

5.2.3	The Service Provider shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained at the expense of the Service Provider on behalf of the Funds shall be prepared and maintained at the expense of the Service Provider, but shall be the property of the Funds (“Funds Records”). In case of any request or demand for the inspection of Funds Records by another Person, the Service Provider shall notify the Funds, if permitted by all applicable Law, rule regulation or order, and follow the Funds’ instructions as to permitting or refusing such inspection; provided, that the Service Provider may exhibit such records to any Person in any case where it is advised by its counsel that it may be held liable for failure to do so.

5.2.4	Upon termination of this Agreement, the Service Provider may retain archival copies of records of the Funds Records maintained by the Service Provider as part of the Services solely for use in complying with legal and regulatory requirements or Service Provider’s own internal policies.

5.3	Confidentiality. Responsibilities of each Party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions attached to this Agreement as Schedule 4, and the Parties agree to the terms specified in Schedule 4.

5.4	Service Provider IP. The Funds acknowledges that: (i) as between the Funds and the Service Provider, the Service Provider is the owner of all Service Provider IP; and (ii) the Service Provider has the right to use Service Provider IP to perform services for other Service Provider customers (including services that are similar or identical to those performed for the Funds). Except as specifically set forth in clause 5: (a) this Agreement does not confer upon the Funds any right, interest, claim, or title in or to any Service Provider IP; and (b) no license (whether express or implied) is granted to the Funds, by estoppel or otherwise, to any Service Provider IP.

5.5	Funds IP; Licenses. The Service Provider acknowledges that, as between the Funds and the Service Provider, the Funds are the owner of all Funds IP. The Funds grants to the Service Provider a limited, non-exclusive, non-transferable, non-sublicensable, license to permit the Service Provider, its Affiliates and Agents, and its and their personnel to use the Funds IP during the Term of this Agreement solely for the purpose of and only to the extent necessary to provide the Services and as otherwise contemplated by the Confidentiality and Data Privacy Conditions.

5.6	Service Provider Licenses.

5.6.1	The Service Provider grants to the Funds a limited, non-exclusive, non-transferable, non-sublicenseable license during the Term of this Agreement to permit the Funds its Affiliates and Agents, and its and their personnel, officers, employees to access those Service Provider Systems described in Schedule 2 via telecommunications lines solely for the purpose of allowing, and only to the extent necessary to allow, the Funds to receive the Services. The Funds will ensure that any use of access to the Service Provider Systems or Software (as described below) by the Funds’ officers, employees or Agents is in accordance with this Agreement and the user manuals, customer bulletins and terms and conditions of use that are related to the Service Provider Systems or the Services and created by the Service Provider from time to time (“System Documentation”) and noticed to the Funds. This license does not include: (i) any right for the Funds or any officer or employee of the Funds to access any data on the Service Provider Systems other than Funds Records; or (ii) any license to any Software, except to the extent provided in clause 5.6.2. If there is a conflict between the terms of this Agreement and the System Documentation, the System Documentation shall prevail.

5.6.2	The receipt of certain Services identified in Schedule 2 may require the Funds to directly access or use software that is owned by the Service Provider or licensed by the Service Provider from third parties (“Software”). The Service Provider grants to the Funds a limited, non-exclusive, non-transferable, non-sublicenseable license, during the term of this Agreement, to permit the Funds its Affiliates and Agents, and its and their personnel, officers and employees to access and use the object code version of the Software solely for the purpose of allowing, and only to the extent necessary to allow, the Funds to receive the Services. Except as authorized in writing by the Service Provider, the Funds will not (and will not permit any officer, employee, Agent or Affiliate of the Funds to): (i) disclose or distribute any Software (in any format) to any third party; (ii) permit any third party to access or use any Software (in any format) through any time-sharing service, service bureau, network, consortium, or other means; (iii) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the license granted in this clause 5.6.2 to any third party, whether by operation of law or otherwise; (iv) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Software by any means; (v) modify or alter any Software in any manner; (vi) create derivative works based on any Software; or (vii) directly or indirectly copy any Software.

5.6.3	The Funds will not remove (or allow to be removed) any proprietary rights notices from any Software and will display the Software name and the names, logos, trademarks, trade names, and any copyright notices of the Service Provider and the Service Provider’s licensors, as set forth thereon or reasonably requested by the Service Provider.

5.6.4	The Funds will comply with all applicable use, export, and re-export restrictions and regulations with respect to any use by the Funds or the Funds’ officers, employees or Agents of Software delivered or made available to the Funds as contemplated by this clause 5.6.

5.6.5	The Service Provider reserves all rights in the Service Provider Systems and in the Software that are not expressly granted to Funds in this clause 5.6.

5.7	Service Data. Service Provider may provide Funds with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).

5.7.1	Accordingly, the Funds acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under this Service Agreement, and shall be used only internally (except, that Funds may include a limited amount of Service Data (a) in fund performance reports sent to its Funds relating to their actual investments and to its prospective Funds, (b) in registration statements and marketing materials, and (c) in order to fulfil a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) Funds will permit Data Suppliers and their affiliates reasonable access to audit Funds’ use of data sourced from Data Suppliers; (iv) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Agreement; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Funds relating to Funds’ receipt or use of the data.

5.7.2	If the Funds engage a subadvisor to help manage certain of its Funds, then, upon consent of Service Provider, such Funds may distribute the Data Supplier’s Service Data to such subadvisor; provided, however, that Funds must enter into a written agreement with subadvisor which requires the subadvisor to agree to the provisions set forth in clauses (i)-(v) of clause 5.7.1 above.

5.7.3	In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to the Funds’ use of their data (including Data Supplier policies (the “Data Supplier Policies”)) and Funds shall, within a reasonable period of time following receipt, comply with such Policies. A Data Supplier may amend the Policies, without notice, from time to time but the Funds shall not be required to comply until after a reasonable time following receipt of such amended Policies. A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Funds’ receipt of its data for any or no reason with or without notice; and (y) require Funds to enter into an agreement with it directly as a condition of your receipt of its data.

5.7.4	The termination of a license agreement allowing Service Provider to provide the Service Data or of the Funds’ rights to use Service Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Service Data (or related data or reports) as part of the Services shall be terminated. In such event, the Service Provider shall use reasonable efforts to implement alternative sources for Service Data, subject to the Change Control Process. The Funds shall cooperate in good faith to permit Service Provider to replace the adversely affected Services.

5.7.5	Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

5.7.6	Data Suppliers shall have no liability whatsoever to the Funds in respect of Service Data used by the Service Provider to provide the Services, and neither shall the Service Provider.

5.7.7	No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Funds.

5.7.8	The Funds shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

5.8	Use of Name. Without the written consent of the Funds, the Service Provider may use the name of the Funds only to sign any necessary letters or other documents for and on behalf of the Funds incident to the delivery of the Services. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other Party or its Affiliates without the prior written approval of the other Party.

5.9	Communications to Investors. The Parties acknowledge that it will be necessary for the Funds to describe the Services provided by Service Provider in various communications or documents intended for distribution to Investors and potential Investors in connection with the offering or sale by the Funds of securities (an “Offering Document”). The Funds will provide to Service Provider the opportunity to review and comment on Offering Documents, including references to Service Provider. The Service Provider will not unreasonably withhold, condition or delay its review and comment and the Funds will reasonably cooperate with any request by the Service Provider to include or revise descriptions of the Services or the terms of this Agreement. The Funds shall not, in any communications with Investors, whether oral or written, make any representations to its Investors stating or implying that the Service Provider is providing valuations with respect to the Funds’ securities, products or services, verifying any valuations, or verifying the existence of any assets in connection with the Funds’ securities, products or services.

6.	SCOPE OF RESPONSIBILITY

6.1	Standard of Care. The Service Provider will perform its obligations exercising best efforts as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).

6.2	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary (including clause 6.1 above and clause 6.2.1 below), (i) the Service Provider will not be liable to the Funds for any damages or losses save for those resulting from the willful misconduct, fraud, negligence of the Service Provider or any Service Provider Agent as a result of the performance or non-performance by the Service Provider or any Service Provider Agent of its obligations and duties hereunder and (ii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement.

6.3	Limitations on Liability.

6.3.1	Upon the actual knowledge by any Party of the occurrence of any event relating to the provision of Services hereunder which may cause any loss, damage or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

6.3.2	The Funds understands and agrees that (i) the obligations and duties of the Service Provider under this Agreement are not obligations or duties of any other member of the Citi Organization and (ii) the rights of the Funds with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citi Organization. For the avoidance of doubt, exculpatory references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, Agents and delegates of the Service Provider.

6.3.3	The Service Provider will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met, through no fault of the Service Provider; (ii) if the failure is at the prior written consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event.

6.3.4	Subject to compliance by the Service Provider with its obligations in clause 3.2 with respect to authentication of Instructions, the Service Provider (i) shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or any other information it receives from or on behalf of the Funds or any Agent of the Funds as it relates to the provision of any Service not covered under the Compliance Services section of Schedule 2 of the Agreement and, for those Services covered under the Compliance Services section of Schedule 2 of the Agreement, the Service Provider shall only be responsible for reviewing the accuracy and completeness of those items that have been selected for testing as part of Service Provider’s risk-based sampling service or otherwise presented or identified by the Trust for review and (ii) shall be without liability for any loss or damage suffered by the Funds or any of the Funds’ Investors as a result of the Service Provider’s reliance on and utilization of any such Instruction or other such information for the provision of any Service not covered under the Compliance Services section of Schedule 2 of the Agreement and, for those Services covered under the Compliance Services section of Schedule 2 of the Agreement, the Service Provider shall only be liable to the extent applicable under sections 6.1 and 6.2.1 of this Agreement.

6.3.5	The Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, any third party that is not acting as an Agent of Service Provider, including, without limitation, (i) Data Suppliers, (ii) clearance or settlement systems, (iii) any Persons who possess information about the Funds or its Investors reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, investment advisers, intermediaries, or custodians that service the Funds or any Investors and their respective Agents and employees; and (iv) third parties engaged by the Service Provider at the request of the Funds to provide services to or for the benefit of the Funds or its Investors, and such third parties will not be considered Agents of the Service Provider for purposes of this Agreement.

6.3.6	About any matter related to the Services, the Service Provider may seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Service Provider. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Funds.

6.3.7	The Service Provider (i) shall have no responsibility for the management of the investments or any other assets of the Funds or its Investors, and (ii) shall have no obligation to review, monitor or otherwise ensure compliance under this Agreement by the Funds with the investment restrictions (regardless of whether such restrictions are imposed on the Funds under applicable Law), policies, restrictions or guidelines applicable to the Funds or any other term or condition of the Organic Documents, Offering Document, or Policies and Procedures as it relates to the provision of any Service not covered under the Compliance Services section of Schedule 2 of the Agreement (iii) shall only be required to review and monitor any applicable investment restrictions as they directly relate to Service Provider’s provision of any post-trade compliance service under this Agreement.

6.3.8	The Funds acknowledges that the Service Provider (i) does not provide valuations with respect to discrete securities in which the Funds may invest, and does not value the Funds’ products or services, except that to the extent specifically set forth in Schedule 2 the Service Provider may calculate the value of a portfolio of securities and financial assets owned by the Funds, (ii) does not verify any valuations provided to it by the Funds or any other Person, and does not verify the existence of any assets in connection with Funds’ securities but instead relies exclusively on information about valuations and the existence of assets provided to it by the Funds, Data Suppliers and other third parties, and (iii) shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of discrete assets.

6.3.9	Except As Expressly Provided In This Agreement, The Service Provider Hereby Disclaims All Representations And Warranties, Express Or Implied, Made To The Funds Or Any Other Person In Connection With The Services And This Agreement, Including, Without Limitation, Any Warranties Regarding Quality, Suitability Or Otherwise (Irrespective Of Any Course Of Dealing, Custom Or Usage Of Trade), Of Any Services Or Any Goods Provided Incidental To Services Provided Under This Agreement. The Funds Acknowledges That It Has Not Relied On Any Oral Or Written Representation Made By The Service Provider Or Any Person On Its Behalf Other Than Those Contained In This Agreement.

6.3.10	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of the Service Provider to the Funds for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the amount paid in fees by the Funds (or, if applicable, by or on behalf of a Fund of the Funds) in the twelve-month period preceding the date on which such loss, claim or damage occurred.

6.4	Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed by the parties related to an unexcused termination of this agreement and except for the Fund’s indemnification obligations, (i) each Party shall be liable to the other party only for direct damages for any liability arising under this Agreement and (ii) under no circumstances shall any Party, its Affiliates or any of its or their directors, officers, employees or Agents be liable to any other Person for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party.

7.	INDEMNITY AND INSURANCE

7.1	Indemnity. The Funds will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Funds or between the Service Provider and any third party (including any Investor, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

7.1.1	This Agreement, except any Loss resulting from the willful misconduct, fraud or negligence of the Service Provider or any of its Agents, in each case in connection with the Services; or

7.1.2	Any alleged untrue statement of a material fact contained in any Offering Document of the Funds or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing (including electronically) to the Funds by the Service Provider specifically for use in any Offering Document; or

7.1.3	Any act or omission of the Funds, its Agents, or any Data Suppliers whose data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder, or as a result of acting upon any Instructions of the Funds.

7.1.4	In particular, to the extent the Service Provider or any of its Affiliates pays or has paid from its own funds or is or becomes required to pay any amount that should have been, but was not deducted and withheld from a payment to the Funds or to any Investor, or to or from the Funds’ or any Investor’s account, or any account with respect to any requirement under the Code and Treasury Regulations, any intergovernmental agency or any related law or guidance interpreting or implementing the same, the Funds shall indemnify Service Provider or the relevant Affiliate in respect of such amount, plus any interest and penalties thereon. The Funds understands that the Service Provider is not required to contest any demand made by the U.S. Internal Revenue Service or any other governmental authority for such payment but Service Provider shall promptly notify the Funds of any such demand in order to allow the Funds to contest.

7.2	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which the Funds may be required to indemnify any Indemnitee, the Indemnitee must promptly notify the Funds of such assertion, and will keep the Funds advised with respect to all developments concerning such claim; provided, that any delay or failure by the Indemnitee in providing such notification shall only affect the Funds’ obligations and duties hereunder to the extent the Funds are materially prejudiced as a result of such delay or failure. The Indemnitee shall have the option to participate in the defense of such claim, or to defend against said claim, at its own expense.

Notwithstanding the foregoing,

(i)	subject to clause (ii) below, the Service Provider may assume the defense of any claim at any time upon notice to the Funds if (a) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of the Service Provider, (b) if the Service Provider determines that any such claim jeopardizes the Service Provider’s status under any registration or other Governmental Approval, (c) such claim is made by another client of the Service Provider, or (d) such claim seeks injunctive or other, similar relief that would require the Service Provider to take or refrain from taking any action; and

(ii)	under no circumstance shall any Indemnitee confess any claim or make any compromise of any claim in which the Funds may be required to indemnify the Indemnitee, except with the other Fund’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Funds shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

7.3	Insurance. Citi shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. Citi shall maintain the following insurance coverage during the entire Term of this Agreement: (i) Workers’ Compensation Insurance in accordance with applicable laws of the state where Citi performs services and Employer’s Liability Insurance in an amount not less than one million dollars ($1,000,000) per occurrence, and (ii) Commercial General Liability insurance covering bodily injury and property damage liability in an amount not less than one million dollars ($1,000,000) per occurrence. Citi shall have the option, either alone or in conjunction with Citigroup, Citi’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup, to maintain self-insurance and/or provide or maintain any insurance sufficient to fulfil its obligations under this Agreement under blanket insurance policies maintained by Citi or Citigroup, or provide or maintain insurance through such alternative risk management programs as Citigroup may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self-insurance”), provided that the same does not thereby decrease the insurance coverage or limits set in this Section. Any self-insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If Citi elects to self-insure, then, with respect to any claims which may result from incidents occurring during the terms of this Agreement, such self-insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

8.	FEES AND EXPENSES

8.1	Fee Schedule. The Funds will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Schedule, together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Funds will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Funds incident to the proper performance of the Services listed or described in the Fee Schedule. If Service Changes are necessitated by changes in applicable Law with respect to the Funds, Citi reserves the right to negotiate in good faith an increase its fees consistent with the Service Change plan agreed by the Parties as contemplated by the Change Control Process or, in the absence of such a Service Change plan, in a fair and equitable manner taking into account the number of other Service Provider clients affected by such change. Except as set forth in the Fee Schedule, Fees and other amounts due to the Service Provider under this Agreement shall be due within ten (10) Business Days of the receipt by the Funds of the invoice therefor.

8.2	Taxes. The Service Provider shall not be liable for any taxes, withheld amounts, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Funds or any Investor, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Schedule (if any).

9.	REPRESENTATIONS

9.1	General. Each Party represents at the date this Agreement is entered into and any Service is used or provided that:

9.1.1	It is duly organized and in good standing in every jurisdiction where it is required so to be;

9.1.2	It has the power and authority to sign and to perform its obligations under this Agreement;

9.1.3	This Agreement is duly authorized (including, if the Funds has a board of directors, by such board of directors) and signed by an authorized officer of such Party and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

9.1.4	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

9.1.5	It is in compliance with all securities, tax, and commodities Laws applicable to it, including, but not limited to, the 1940 Act and in material compliance with all other applicable laws;

9.1.6	Any act required by any relevant Governmental Authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

9.1.7	The performance by such Party of its obligations under this Agreement will not violate or breach any applicable Law or contract binding on such Party.

9.1.8	The Service Provider’s representations and warranties in relation to clauses 9.1.2, 9.1.4 and 9.1.6 above, as relevant to the provision by Service Provider of Service Data under this Agreement, are subject to clause 5.7 of this Agreement.

9.2	Funds. The Funds also represents at the date this Agreement is entered into and any Service is used or provided that:

9.2.1	Where it acts as an agent on behalf of any of its own Investors, whether or not expressly identified to the Service Provider from time to time, any such Investors will not, by virtue of the services provided hereunder by the Service Provider to the Funds, be customers or indirect customers of the Service Provider;

9.2.2	The Funds’ decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Funds;

9.2.3	Without prejudice to any more specific obligations set forth in this Agreement, the Funds has obtained all consents from Investors required in connection with the engagement by the Funds of the Service Provider to provide the Services; and

9.2.4	It is in compliance with all securities, tax and commodities Laws applicable to it, , and in material compliance with all other applicable laws; and

9.2.5	Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

9.3	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

9.3.1	It has commercially reasonable data security and business continuity controls and plans;

9.3.2	It has access to, and will employ on behalf of the Funds, the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

9.3.3	Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

10.	TERM AND TERMINATION

10.1	Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (“Initial Term”) and will thereafter continue in effect indefinitely unless it is terminated pursuant to other provisions in clause 10 and will renew automatically at the end of the Initial Term for one (1) year renewal terms unless one Party gives the other Party written notice of non-renewal not less than sixty (60) days prior to the expiration of the Initial Term or the then-current renewal term, as applicable. The Initial Term and any such Renewal Term shall be the “Term” of this Agreement.

10.2	Termination. In addition to the foregoing and subject to clause 10.3:

10.2.1	Either Party may terminate this Agreement, with or without cause, but only after the expiration of the Initial Term, by giving the other Party one hundred eighty (180) days’ written notice.

10.2.2	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder (including the payments by the Funds of the fees and expenses set forth in the Fee Schedule); provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

10.2.3	This Agreement may be further terminated by either Party immediately in the event of:

(i)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)	either Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

10.2.4	This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that the Funds has violated its obligation under clause 4.1 with respect to compliance with Law.

10.2.5	The Parties hereby acknowledge and agree that the provision of any compliance services described in Schedule 2 of the Agreement will automatically terminate upon the termination of the Sub-Administration Services Agreement dated as of June 1, 2019, between the Service Provider and Cavanal Hill Investment Management, Inc., as amended (the “Sub-Administration Agreement”). With immediate effect stemming from the termination of the Sub-Administration Agreement, the Service Provider will have no further obligation to provide any compliance services described in Schedule 2 of the Agreement to the Funds.

10.3	Termination-related Obligations. Related to termination of this Agreement:

10.3.1	If the Funds have terminated this Agreement without cause (other than as set forth in clause 10.2.1) or if the Service Provider has terminated this Agreement pursuant to clauses 10.2.2-10.2.4, the Funds will pay the Service Provider as liquidated damages for such default, an amount equal (i) to the Monthly Fee payable by the Funds (or, if no such Monthly Fee is specified in the Fee Schedule, the average monthly fees payable by the Funds for the preceding six (6) months) multiplied by (ii) the lesser of the number of months remaining in the Term as of the effective date of such termination or, if the Initial term is expired, twelve (12) (“Liquidated Damages”). In the event that the Funds are, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by the Service Provider pursuant to this Agreement, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to the Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Funds will cause substantial damages to the Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to the Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

10.3.2	Upon termination, the Service Provider will, at the expense and written direction of the Funds, transfer to the Funds or any successor service provider(s) to the Funds copies of all Funds Records, subject to the payment by the Funds of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Funds has not given written Instructions to deliver the Funds Records, the Service Provider will keep the Funds Records until the Funds provides such Instructions to deliver the Funds Records, provided that the Service Provider will be entitled to charge the Funds then-standard fees for maintaining the Funds Records, and the Service Provider shall have no obligation to keep the Funds Records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Funds or any successor service provider (and will not be responsible for the fees, charges or expenses of any successor service provider) in connection with the termination of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in Schedule 2 or the Fee Schedule.

10.4	Surviving Terms. The rights and obligations contained in clauses 2.5, 2.8, 2.9, 5.1, 5.3 (to the extent set forth in the CDPC), 6, 7, 8, 10.3, 10.4, 11 and 12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflict) of the State of New York. The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees of the Trust, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

11.2	Arbitration. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted only at the American Arbitration Association (“AAA”) (even though neither party hereto may be a AAA member). Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

11.3	Sovereign Immunity. Each Party irrevocably waives, with respect to itself and its revenues and assets, all immunity on the grounds of sovereignty or similar grounds in respect of its obligations under this Agreement.

12.	MISCELLANEOUS

12.1	Entire Agreement; Amendments. This Agreement consists exclusively of this document, together with any schedules, exhibits, and annexes, and supersedes any prior agreement related to the subject matter hereof, whether oral or written. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Funds and the Service Provider, provided that a series of the Trust may be added upon the execution by such new Fund and the Service Provider of an amendment to Schedule A. Any modifications to this Agreement shall be set forth in consecutive, numbered amendments.

12.2	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

12.3	Waiver of Rights. Subject to clause 5.1, no failure or delay of the Funds or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Funds or the Service Provider may have under applicable law.

12.4	Recordings. The Funds and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

12.5	Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to (i) an Affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of the Service Provider’s assets or business that are used to provide the Services. If Service Provider intends to assign, transfer, merger, or sell any of its rights or obligations under this Agreement to a non-Affiliate, then Service Provider shall provide at least sixty (60) days prior written notice to the Funds of such pending transaction, at which point the Funds are permitted to terminate this Agreement without any Liquidated Damages, subject to the Funds meeting all other termination related obligations under this Agreement including the Funds’ payment of all outstanding fees to the Service Provider.

12.6	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

12.7	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

12.8	Third Party Beneficiaries or Joint Venture. Except for Indemnitees contemplated by clause 7 or as set forth in clause 5.7.1, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

12.9	Certain Communications. The Funds hereby acknowledges that if it has requested the delivery of Reports, Funds Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner, it (i) accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process and (ii) agrees that in such circumstances neither the Service Provider nor its Affiliates or Agents shall be responsible if a Person other than the intended recipient intercepts, discovers or acts upon such a communication. Upon notice, the Service Provider may require delivery of documents referenced above in an encrypted manner.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SERVICE PROVIDER

CITI FUND SERVICES OHIO, INC.

By:	/s/ John Danko
Name:	John Danko
Title:	President
Date:	July 31, 2024

FUNDS

CAVANAL HILL FUNDS

By:	/s/ Bill King
Name:	Bill King
Title:	President
Date:	7/31/24

Schedule A

List of Funds

1. U.S. Treasury Fund

2. Government Securities Money Market Fund

3. Limited Duration Fund

4. Moderate Duration Fund

5. Bond Fund

6. Strategic Enhanced Yield Fund

7. Ultra Short Tax-Free Income Fund

8. World Energy Fund

9. Hedged Income Fund

Schedule A to Fund Accounting and Compliance Services Agreement

Schedule 1 to Services Agreement

Definitions

“1940 Act” means, the Investment Company Act of 1940, as amended.

“Affiliate” means, with respect to any Person, any other Person that is directly or indirectly controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agent” means any administrative or other service provider selected and used by a Party in connection with carrying out its obligations under this Agreement, whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means the Services Agreement to which this Schedule 1 is attached, and all other schedules, exhibits and annexes thereto, as they may be properly amended from time to time.

“AIFMD Regulations” means applicable regulations adopted from time to time pursuant to Alternative Investment Fund Manager Directive 694/2014 of the European Parliament, as amended from time to time.

“AML” has the meaning set forth in clause 2.8 of this Agreement.

“Authorized Person” means the Funds or any Person that the Service Provider believes in good faith to be authorized by the Funds to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to the Service Provider in a notice reasonably acceptable to the Service Provider.

“Business Day” has the meaning set forth in Schedule 2.

“Change Control Process” has the meaning set forth in clause 2.2 of this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Funds” has the meaning set forth in the recitals to this Agreement.

“Funds IP” means: (i) all Confidential Information of the Funds, (ii) Investor lists and all information related to Investors furnished to or maintained by the Service Provider in connection with this Agreement, (ii) the unique investment methods utilized by a Funds and the identities of the portfolio holdings at any time and from time to time of the Funds, and (iii) all Intellectual Property Rights of the Funds (whether owned, controlled, or licensed by the Funds), excluding any architecture, structures, code, data, elements, formats, or Intellectual Property Rights that: (A) are developed by or on behalf of the Service Provider based on written requirements, settings or direction given by the Funds; and (B) are embodied in the Service Provider Systems or the Services.

“Funds Records” has the meaning set forth in clause 5.2 of this Agreement.

“Confidential Information” has the meaning assigned thereto in the Confidentiality and Data Privacy Conditions.

“Confidentiality and Data Privacy Conditions” or “CDPC” means the confidentiality and data privacy terms attached to this Agreement as Schedule 4.

“Data Suppliers” has the meaning set forth in clause 5.7 of this Agreement.

“Dependencies” has the meaning set forth in Schedule 3 to this Agreement.

“Effective Date” means the date first set forth on page 1 of this Agreement.

“Fee Schedule” means the schedule between the Parties substantially in the form of Exhibit A of this Agreement, or in such other form agreed by the Parties, referencing this Agreement and describing the fees and expenses payable by the Funds to the Service Provider in respect of the Services and this Agreement.

“Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Agent of the Service Provider, such as unavailability of communications systems or Service Data not caused by the Service Provider or any Affiliate or Agent of the Service Provider, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.

Schedule 1 to Fund Accounting and Compliance Services Agreement

“Fund” shall mean a single series of the Funds, which has the meaning set forth in the recitals to this Agreement.

“Governmental Authority” means any domestic or foreign regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7.1 of this Agreement

“Initial Term” has the meaning set forth in clause 10.1 of this Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium as provided in this Agreement.

“Intellectual Property Rights” means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any acquired goodwill), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not), rights in business processes, and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world

“Investor” means any Person to whom the Funds sells securities, products or services the sale or servicing of which are supported by the Services provided under this Agreement.

“Laws” means any domestic or foreign statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof, including without limitation, the 1940 Act.

“Loss” has the meaning set forth in clause 7.1 of this Agreement.

“MIFT” means a manually initiated Instruction to effect a transfer of assets owned by the Funds or an Investor.

“Monthly Fee” has the meaning set forth in the Fee Schedule.

“OFAC” has the meaning set forth in clause 2.8 of this Agreement.

“Offering Document” has the meaning set forth in clause 5.9 of this Agreement.

“Organic Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Funds and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Funds in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Offering Documents.

“Report” has the meaning set forth in clause 5.1 of this Agreement.

“Service Change” has the meaning set forth in clause 2.2 of this Agreement.

“Service Data” has the meaning set forth in clause 5.7 of this Agreement.

“Service Provider IP” means: (i) all Confidential Information of Service Provider; (ii) all Intellectual Property Rights of the Service Provider (whether owned, controlled, or licensed by Service Provider); (iii) the Service Provider Systems; (iv) all modifications to the Service Provider Systems regardless of whether the Funds or a Funds Affiliate paid for any such modifications; and (iv) all other ideas, concepts, know-how, works of authorship, inventions, and intellectual property created or conceived by the Service Provider.

“Service Provider Systems” means the systems owned or operated by the Service Provider in providing any Services hereunder, including all hardware, software and methods utilized in the operation and provision of Service Provider Systems, all Intellectual Property Rights of the Service Provider, all ancillary programs and documentation utilized in the provisioning of any Services, and all modifications thereto.

“Services” means the services set forth in Schedule 2.

“SOC 1” has the meaning set forth in clause 5.2 of this Agreement.

Schedule 1 to Fund Accounting and Compliance Services Agreement

“Software” has the meaning set forth in clause 5.6.2 of this Agreement.

“SSAE 16” has the meaning set forth in clause 5.2 of this Agreement.

“Standard of Care” has the meaning set forth in clause 6.1 of this Agreement.

“Start-Up” means the activities (including changes to Service Provider Systems and operating environment) and information required so that the Services may be performed by the Service Provider.

“System Documentation” has the meaning set forth in clause 5.6.1 of this Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

Schedule 1 to Fund Accounting and Compliance Services Agreement

Schedule 2 to Services Agreement

Fund Accounting and Compliance Services

Fund Accounting Services

1.	Record Maintenance

Citi will keep and maintain the books and records of each Fund required under Rule 31a-1 (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act") regarding its services to the Funds, including:

(a)	Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(b)	General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

(c)	Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

(d)	A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

2.	Accounting Services

In addition to the maintenance of the books and records specified above, Citi shall perform the following accounting services daily for each Fund:

(a)	Allocate income and expense and calculate the net asset value per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

(b)	Apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Funds (“Valuation Procedures”), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available, (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Funds (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures, and (C) prices obtained from each Fund’s investment adviser or other designee, as approved by the Board. The Funds instructs and authorizes Service Provider to provide information pertaining to the Funds’ investments to Fair Value Information Vendors in connection with the fair value determinations made under the Valuation Procedures and other legitimate purposes related to the services to be provided hereunder;

Note: The Funds acknowledges that while Service Provider’s services related to fair value pricing are intended to assist the Funds and the Board in its obligations to price and monitor pricing of Fund investments, Service Provider does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors.

(c)	Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Funds to monitor and evaluate its use of fair value pricing information under its Valuation Procedures;

(d)	Assist the Funds in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Funds’ Valuation Procedures;

Schedule 2 to Fund Accounting and Compliance Services Agreement

(e)	Verify and reconcile security positions with the Funds' custodian;

(f)	Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, weighted average portfolio maturity, and weighted average life;

(g)	Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

(h)	If applicable, report to the Board, or otherwise at the Funds' request, the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

(i)	Determine and periodically report unrealized appreciation and depreciation on securities held in variable net asset value Funds;

(j)	Amortize premiums and accrete discounts on fixed income securities purchased at a price other than face value, in accordance with the Generally Accepted Accounting Principles of the United States or any successor principles;

(k)	Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or authorized pricing service, on variable interest rate instruments;

(l)	Post Fund transactions to appropriate categories;

(m)	Accrue expenses of each Fund according to instructions received from the Funds' Administrator, and submit changes to accruals and expense items to authorized officers of the Funds (who are not Service Provider employees) for review and approval;

(n)	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and dividend distributions and (3) income and expense accounts;

(o)	Provide accounting reports in connection with the Funds' regular annual audit and other audits and examinations by regulatory agencies;

(p)	Provide such periodic reports as the parties shall agree upon.

3.	Financial Statement and Regulatory Filings

Citi shall also perform the following additional accounting services for each Fund:

(a)	Provide monthly unaudited financial statements described below, upon request of the Funds. The unaudited financial statements will include the following items:

i.	Unaudited Statement of Assets and Liabilities,

ii.	Unaudited Statement of Operations,

iii.	Unaudited Statement of Changes in Net Assets, and

iv.	Unaudited Condensed Financial Information.

(b)	Provide accounting information for the following (in compliance with Reg. S-X, as applicable):

i.	federal and state income tax returns and federal excise tax returns;

ii.	the Funds' reports filed with the Securities and Exchange Commission ("SEC") on Form N-CEN and the N-CSR as required;

iii.	the Funds’ monthly schedules of investments for filing with the SEC on Form N-PORT;

Schedule 2 to Fund Accounting and Compliance Services Agreement

iv.	the Funds' annual and semi-annual shareholder reports and quarterly Board meeting reports;

v.	registration statements on Form N-1A and other filings relating to the registration of shares, including required performance information;

vi.	the Funds' administrator's monitoring of the Funds' status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

vii.	annual audit by the Funds' auditors;

viii.	examinations performed by the SEC or other regulatory agencies as required.

(c)	Calculate turnover and expense ratio;
(d)	Prepare schedule of Capital Gains and Losses;
(e)	Provide daily cash report;
(f)	Maintain and report security positions and transactions in accounting system;
(g)	Prepare Broker Commission Report;
(h)	Monitor expense limitations; and
(i)	Provide unrealized gain/loss report.

Notes and Conditions Related to Fund Accounting Services

1.	Subject to the provisions of Sections 2 and 6 of the Agreement, Service Provider’s liability with respect to NAV Differences (as defined below) shall be as follows:

(a)	During each NAV Error Period (as defined below) resulting from a NAV Difference that is at least $0.01 but that is less than 1/2 of 1% of the NAV at which the purchase or redemption was effected, Service Provider shall reimburse each applicable Fund for any net losses to the Fund; and

(b)	During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1% of the NAV at which the purchase or redemption was effected, Service Provider shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Service Provider’s reimbursement responsibility shall not exceed the lesser of (i) the net loss that the Fund incurs or (ii) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Service Provider shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $25.

For purposes of this Section: (A) the NAV Difference means the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (B) NAV Error Period means any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of $0.01 or more exists; (C) NAV Differences and any Service Provider liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (D) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted to the extent permitted by applicable Law and consistent with the Funds’ Net Asset Value Error Correction Procedures; and (E) in calculating any amount for which Service Provider would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted to the extent permitted by applicable Law and consistent with the Funds’ Net Asset Value Error Correction Procedures.

Schedule 2 to Fund Accounting and Compliance Services Agreement

Compliance Services

1.	Service Provider will provide the following services to assist the Funds’ Board in connection with its obligations under Rule 38a-1 of the 1940 Act (“Rule 38a-1”):

(a)	Perform risk-based testing and an annual assessment of the compliance procedures of the Service Provider (i.e., fund accounting and sub-administration) that provides services for the Funds’ Board;

(b)	Provide information reasonably requested by the Chief Compliance Officer for the Funds’ Board on behalf of the Funds listed in Schedule A to the Services Agreement (the “Funds CCO”) in connection with the Funds’ Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in 1. (a) above;

(c)	Provide reports to the Funds’ CCO regarding the risk-based testing and annual assessment described in 1. (a) above.

2.	Service Provider will provide the following additional services to assist the Funds’ Board in connection with its obligations under Rule 38a-1:

(a)	Perform risk-based testing and an annual assessment of the compliance procedures of the transfer agent[1] to each of the Funds listed in Schedule 6 to the Services Agreement;

(b)	Provide information reasonably requested by the Funds’ CCO in connection with the Funds’ Board’s determination regarding the adequacy and effectiveness of the compliance procedures described in 2(a) above;

(c)	Provide reports to the Funds' CCO regarding the risk-based testing and annual assessment described in 2(a) above.

[1]	Transfer Agent is defined to be specific to transfer agent services provided to the Funds by FIS Fund Services.

Schedule 2 to Fund Accounting and Compliance Services Agreement

Schedule 3 to Services Agreement

Dependencies

The Service Provider’s delivery of the Services and its other obligations in connection with the Agreement are dependent upon:

1.	The Funds and its employees, Agents, subcontractors, predecessor service providers and other Persons that are not employees or Agents of the Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services and meet its obligations under any implementation plan agreed by the Parties (including, without limitation, investment advisors, custodians, and intermediaries) providing cooperation, information and, as applicable, Instructions to the Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to allow the Service Provider to (i) provide the Services, (ii) meet its obligations under any Implementation plan agreed by the Parties, (iii) meet its other obligations under the Agreement, and (iv) resolve or reconcile discrepancies between or among data sources.

2.	The communications systems operated by the Funds and third parties (other than Agents of the Service Provider) in respect of activities that interface with the Services remaining fully operational.

3.	The authority, accuracy, truth and completeness of any information or data provided by the Funds and its employees, current and predecessor Agents and other Persons (including, without limitation, investment advisors, custodians, and intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider.

4.	The Funds informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

5.	Any relevant and applicable warranty, representation, covenant or undertaking expressly made by the Funds under the Agreement being and remaining true and correct at all times.

6.	Any of the items listed in documents agreed between the Parties from time to time as being the responsibility of the Funds.

7.	Without limitation to the foregoing, in connection with any implementation plan or Service Change plan agreed by the Parties, Dependencies shall include:

7.1	The Funds agreeing to Service Change plan or, if applicable, implementation plan proposed by the Service Provider in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

7.2	The Funds satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change plan or implementation plan) any software development, connectivity, or other obligations required to be completed by the Funds or its Agents in order for the Service Provider to satisfy its obligations under such Service Change plan or implementation plan or perform the Services (unless such delay is caused by a failure of the Service Provider or an employee or Agent of the Service Provider, to complete in a timely manner any obligation of the Service Provider thereunder or otherwise, the completion of which by the Service Provider is not dependent upon another Dependency).

7.3	Timely delivery of technical data details and internal information of the Funds, as reasonably requested by the Service Provider.

7.4	The Funds meeting any obligations mutually agreed in writing in connection with such testing plans.

7.5	With respect to any functions or activities that are subject to acceptance testing by the Funds in connection with any such Service Change plan or implementation plan, the timely delivery to the Service Provider of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.

Schedule 3 to Fund Accounting and Compliance Services Agreement

Schedule 4 to Services Agreement

Confidentiality and Data Privacy Conditions

1.	Introduction. These conditions (“Conditions”) form part of the Services Agreement (the “Agreement”) that applies between the Funds and the Service Provider in relation to the provision of Services to the Funds pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Funds.

2.	Protection of Confidential Information. The Receiving Party will treat the Disclosing Party’s Confidential Information as confidential in accordance with the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care.

3.	Use and disclosure of Confidential Information. The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes and as otherwise expressly set forth in these Conditions. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.	Exceptions to confidentiality. Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the act or omission of the Receiving Party or its Affiliates, or their respective Representatives, in breach of these Conditions; (ii) is obtained by the Receiving Party from a third party believed by the Receiving Party to have authority to provide it or already known by the Receiving Party, in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) an Authorized Persons has agreed that the Receiving Party may disclose it; or (v) constitutes Anonymized and/or Aggregated Data.

5.	Authorized disclosures.

5.1	Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and such Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to treat such Confidential Information as confidential and to exercise at least the same degree of care that Receiving Party is obligated to exercise and to use it for only the relevant Permitted Purposes.

5.2	Other disclosures. Service Provider Recipients may: (i) disclose the Funds‘ Confidential Information to such parties as may be designated by the Funds (for example, the Funds’ shared service centre) and to Funds Affiliates; and (ii) disclose the Funds’ Confidential Information to Payment Infrastructure Providers and Securities Infrastructure Providers on a confidential basis to the extent necessary for the provision of the Services under the Agreement.

5.3	Payment reconciliation. When the Funds instructs the Service Provider to process, investigate or reconcile a payment or transaction between an account of the Funds or one of its customers and a third party’s account, the Service Provider may disclose to the third party the Funds’ name, address and account number (and such other Funds Confidential Information as may be reasonably required by the third party to effect such payments or transaction, respond to requests for information about such payments or transactions, or perform payment or transaction reconciliations).

5.4	Legal and regulatory disclosure. The Receiving Party (and, where the Service Provider is the Receiving Party, Service Provider Recipients, Payment Infrastructure Providers and Securities Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, or agreement entered into by any of them and any governmental authority, domestic or foreign, or between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and government authorities, and persons from whom they receive or to whom they make, process, administer or reconcile payments or other financial transactions on behalf of the Disclosing Party.

Schedule 4 to Fund Accounting and Compliance Services Agreement

6.	Retention and deletion. On termination of the Agreement, each of the Funds and Service Provider Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under laws and regulations applicable to the Receiving Party, but shall otherwise securely destroy or delete such Confidential Information. Notwithstanding the foregoing, the Receiving Party shall not be obliged to destroy electronic records.

7.	Data privacy.

7.1	Compliance with law. The Receiving Party will comply with local data protection laws applicable to the Receiving Party in Processing Disclosing Party Personal Data in connection with the provision or receipt of Services under the Agreement.

7.2	Confidentiality and security. The Service Provider will, and will use reasonable efforts to ensure that Service Provider Affiliates and Third Party Service Providers will, implement reasonable and appropriate physical, electronic, procedural, technical and organizational security measures to protect Funds Personal Data security, confidentiality and integrity that is within its or their custody or control against unauthorized or unlawful Processing and accidental disclosure, destruction or loss.

7.3	Purpose limitation. The Funds hereby authorizes and instructs the Service Provider to Process Funds Personal Data in accordance with and as permitted by these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes. The Service Provider shall not Process Funds Personal Data for any other purpose unless expressly authorized or instructed by the Funds.

7.4	International transfer. The Funds acknowledge that in the course of the disclosures described in Condition 5 (Authorized disclosures) above, Disclosing Party Personal Data may be disclosed to recipients located in countries that do not offer a level of protection for those data as high as the level of protection in the country in which the Service Provider is established or the Fund is located.

7.5	Consent and warranty. To the extent that the Funds are the Data Subject of Funds Personal Data Processed by the Service Provider, then the Funds consents to the Service Provider’s Processing of all of such Funds Personal Data as described in Conditions 3 to 7. To the extent that the Service Provider Processes Funds Personal Data about other Data Subjects (for example, the Funds’ personnel or Related Parties or the Funds’ customers), the Funds warrants that to the extent required by applicable law or regulation it has provided notice to and obtained consent from such Data Subjects in relation to the Service Provider’s (and its Affiliates’ and Third Party Service Providers’) Processing of their Personal Data as described in those Conditions (and will provide such notice or obtain such consent in advance of providing similar information for such Processing to the Service Provider of such Affiliates or Third Party Service Providers in future). The Funds further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realisation of the relevant Permitted Purposes. The parties acknowledge and agree that the above consent may not be required if the Processing is necessary for the performance of obligations resulting from a contract with the Data Subject or imposed by law, or for the purposes of legitimate interests pursued by the Service Provider or a person to whom the Funds Personal Data are disclosed which are not outweighed by prejudice to the rights, freedoms or legitimate interests of the Data Subjects or (other than where the Service Provider is established in Austria and/or the Czech Republic) for the Processing of information relating to persons other than living individuals. Service Provider’s Affiliates and Third Party Service Providers shall be third party beneficiaries of the Funds’ warranties in this Condition 7.5.

7.6	Employee reliability and training. The Service Provider will take reasonable steps to ensure the reliability of its employees who will have access to Funds Personal Data and will ensure that those of its employees who are involved in the Processing of Funds Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

7.7	Audit. The Service Provider shall provide the Funds with such information as is reasonably requested by the Funds to enable the Funds to satisfy itself of the Service Provider’s compliance with its obligations under Condition 7.2 (Confidentiality and security). Nothing in this Condition 7.7 shall have the effect of requiring the Service Provider, its Affiliates or any Third Party Service Provider to provide Information that may cause it to breach its respective confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

Schedule 4 to Fund Accounting and Compliance Services Agreement

8.	Security Incidents. If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of law and regulation applicable to Service Provider. The Service Provider will promptly notify the Funds of any Security Incident as soon as reasonably practicable after the Service Provider becomes aware of a Security Incident, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation. The parties agree that where the Service Provider has no direct contractual relationship with Data Subjects whose data have been compromised in a Security Incident, the Funds will be responsible for making any notifications to regulators and individuals that are required under applicable data protection law or regulation. The Service Provider will be financially responsible for Security Incidents caused by Service Provider Recipients and will provide reasonable information and assistance to the Funds to help the Funds to meet its obligations to Data Subjects and regulators. Neither the Service Provider nor the Funds will issue press or media statements or comments in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent.

9.	Definitions. Capitalised terms used in these Conditions shall have the meanings given to them in the Services Agreement or as set out below:

“Affiliate” means either a Service Provider Affiliate or a Funds Affiliate, as the context may require;

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party or its Related Parties (or, in the case of Funds, its customers) received or generated by the Receiving Party in connection with the provision or receipt of the Services under the Agreement and in respect of which all personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot identify the Disclosing Party, its Affiliates or Related Parties or their respective customers or Representatives, or a natural person;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

(A)	where the Disclosing Party is the Funds or a Funds Affiliate, or any of their respective Representatives and customers or clients of such parties: information relating to the Funds or Funds Affiliates or their respective Representatives or Related Parties received by Service Provider Recipients in the course of providing Services under the Agreement to the Funds, including all Funds Personal Data, Funds’ transactional information, and any other information that is either designated by the Funds as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)	where the Disclosing Party is the Service Provider or a Service Provider Affiliate, or any of their respective Representatives or Third Party Service Providers or technology or data licensors: information relating to the Service Provider or Service Provider Affiliates or their respective Representatives, Third Party Service Providers or technology or data licensors, received or accessed by the Funds, Funds Affiliates and their respective Representatives in connection with the receipt of Services under the Agreement, including Service Provider Personal Data, information relating to the Service Provider’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information that is either designated by the Service Provider as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Funds Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with Funds, and any branch thereof, including, without limitation, if the Funds are an investment adviser or other financial institution, pooled investment vehicles managed or sponsored by the Funds with respect to which Service Provider provides Services under the Agreement;

“Funds Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Service Provider from the Funds, Funds Affiliates and their respective Representatives and Related Parties in the course of providing Services under the Agreement to the Funds. Funds Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, Service Provider account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

Schedule 4 to Fund Accounting and Compliance Services Agreement

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such natural person. For the purpose of these Conditions, Data Subjects may be the Funds, Funds Affiliates, the Service Provider, their personnel, Related Parties, customers of the Funds, suppliers, payment remitters, payment beneficiaries or other persons;

“Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party;

“Disclosing Party Personal Data” means Personal Data provided by or on behalf of the Disclosing Party to the Receiving Party in the course of the provision or receipt of the Services under the Agreement;

“Payment Infrastructure Provider” means a payments clearance system or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks who are not agents of the Service Provider;

“Permitted Purposes” in relation to the Service Provider’s use of Funds’ Confidential Information means the following purposes: (i) to provide Services under the Agreement to the Funds and, where contemplated by the Agreement, the Funds’ Affiliates and Related Parties, in accordance with the Agreement; (ii) to undertake activities related to the provision of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Service Providers and its Affiliates) and comply with any law applicable to any of the Service Provider, Service Provider Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Funds representatives who contact the Service Provider or may be contacted by the Service Provider; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Funds and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (e) for crime detection, prevention, investigation and prosecution; (f) to enforce or defend the Service Provider’s, its Affiliates’ and Third Party Service Providers’ rights; and (g) to manage the Service Provider’s relationship with the Funds and, where Services may be consumed by them as contemplated by the Agreement, the Funds’ Affiliates and Related Parties, which may include providing information to Funds and Funds Affiliates and Funds’ Related Parties about the Service Provider’s and Service Provider Affiliates’ products and services; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

“Permitted Purposes” in relation to the Funds’ use of the Service Provider’s Confidential Information means the following purposes: to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Services from the Service Provider in accordance with the Conditions, (ii) to manage the Funds’ relationship with the Service Provider and (iii) to comply with legal, regulatory and compliance requirements;

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law;

“Processing” of Personal Data means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such Personal Data;

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement;

“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Funds, if the Funds are a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Funds, if the Funds are a partnership, (iii) is treated as the owner of the Funds, if the Funds are a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Funds, if the Funds are a trust; or (v) exercises control over the Funds directly or indirectly through ownership or any arrangement or other means, if the Funds are an entity, including (a) a settlor, protector or beneficiary of a trust, (b) a person who ultimately has a controlling interest in the Funds, (c) a person who exercises control over the Funds through other means, such as manager of a limited liability company or a general partner of a partnership, or (d) the senior managing official of the Funds; or (vi) an investment adviser that provides services to or for the benefit of Funds or a Funds Affiliate;

Schedule 4 to Fund Accounting and Compliance Services Agreement

“Representatives” means a party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Securities Infrastructure Provider” means a securities exchange or settlement system or other third party which forms part of a securities settlement infrastructure, including without limitation communications, clearing or payment systems and brokers, dealers and banks;

“Security Incident” means an incident whereby the confidentiality of Disclosing Party Personal Data within Receiving Party’s custody or control has been materially compromised so as to pose a reasonable likelihood of harm to the Data Subjects involved;

“Service Provider Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Service Provider, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Service Provider Personal Data” means Personal Data relating to a Data Subject received by the Funds from the Service Provider, Service Provider Affiliates and/or their respective Representatives or Third Party Service Providers in the course of receiving Services under the Agreement from the Service Provider or such Service Provider Affiliates and/or Representatives or Third Party Service Providers. Service Provider Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to it and who is not a Payment Infrastructure Provider or Securities Infrastructure Provider. Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call center service providers.

Schedule 4 to Fund Accounting and Compliance Services Agreement

Exhibit A

Fee Schedule – Fund Accounting and Compliance Services

The Funds shall pay the following fees to Service Provider as compensation for the Services rendered hereunder. All fees shall be aggregated and paid monthly.

Fund Accounting

The Funds shall pay an annual fee with respect to the Funds as follows:

A.	Asset-Based Fee

The Funds shall pay Service Provider:

2.25 basis points of the first $2.0 billion in aggregate net assets of all Funds, plus

1.50 basis points of the next $2.0 million of the aggregate net assets of all Funds, plus

1.00 basis points of the aggregate net assets of all Funds in excess of $4.0 billion.

Minimum Fee

In addition, there shall be an annual minimum fee for the Funds. The annual minimum fee (calculated and payable monthly) shall equal the product of the number of Funds multiplied by $60,909.86 (the “Annual Minimum Fee”). Should the amount of fees (excluding expenses or other out-of-pocket costs) payable to Citi hereunder for a calendar month be less than the Annual Minimum Fee divided by twelve (12), the Trust shall pay the difference

B.	Fair Value Support Services Fee

As compensation for Fair Value Support Services Citi shall receive the following annual service fee for each Fund that the Board of trustees of the Trust designates as being subject to fair value determinations and for which Fair Value Support services are to be provided by Citi hereunder, as follows:

Annual Fee

For each Fund with less than 200 securities:	$6,090.99 per fund
For each Fund with at least 200 securities	$9,136.48 per fund

The annual fee will be billed in equal monthly installments.

The foregoing fees do not include out of pocket costs. Service Provider shall also be reimbursed by the Funds for the actual costs charged by Fair Value Information Vendors with respect to the provision of fair value pricing information to Service Provider for use in valuing the portfolio holdings of a specific Fund or Funds.

C.	Security Pricing Fees

Asset Type	Monthly Fee ($)
Equities	1.85
Asset Backed	15.55
General Bonds	11.65
Government Bonds	11.65
Complex Debt	13.20
Listed Derivatives	3.00
Simple OTCs	21.95
Mid Tier OTCs	72.05
Complex OTCs	313.85

Exhibit A to Fund Accounting and Compliance Services Agreement

Notes

1.	Monthly rates reflected are based upon current primary pricing vendor selections.
2.	Each “Asset Type” can typically be expected to include the following security types:
•	Equities: Domestic Equity, Foreign Equity, Warrants
•	Asset Backed: ABS, MBS, CMO’s, CMBs
•	General Bonds: US Investment Grade Corporate Bonds, US High Yield Corporate Bonds, International Bonds
•	Government Bonds: Agency Debt, US Government Bonds, Money Market, Municipal Bonds
•	Complex Debt: Bank Loans
•	Listed Derivatives: Futures, options
•	Simple OTC: Interest Rate Swap; OTC Options; Currency Forwards; Currency Swap
•	Mid Tier OTC: Total Return Swap; Asset Swaps; Cross Currency Swaps; Credit Default Swaps
•	Complex OTC: Exotic Options; Volatility Swaps; CDOs; CLOs
3.	Security Pricing Valuation Services will not be subject to the annual fee increase.
4.	The fees for Security Pricing Valuation Services are calculated for the Fund Complex in its entirety based on the number unique securities held within each asset type on a monthly basis.

D.	Other Fees

SOC-1 / SSAE 18 Charges (per Class)	$152.27

E.	Compliance Services Fee

38a-1 Compliance Fee	$60,000

Fee Allocation

For the avoidance of doubt, all fees set forth above shall be allocated and paid by all Funds.

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.	Reimbursement of Expenses. Funds shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

i.	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Funds and in delivering all materials to Unitholders;
ii.	The cost of obtaining security and issuer information;
iii.	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
iv.	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
v.	All copy charges;
vi.	Any expenses Service Provider shall incur at the written direction of a duly Authorized officer of the Funds;
vii.	All systems-related expenses associated with the provision of special reports;
viii.	The cost of tax data services;

Exhibit A to Fund Accounting and Compliance Services Agreement

ix.	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/Funds meetings; and
x.	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.	Miscellaneous Service Fees and Charges. In addition to the amounts set forth above, Service Provider shall be entitled to receive the following amounts from the Funds:

i.	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Funds, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
ii.	Fees for development of custom interfaces pre-approved by the Funds, billed at the rate of $150 per hour;
iii.	Ad hoc reporting fees pre-approved by the Funds, billed at the rate of $150 per hour;
iv.	Check and payment processing fees; and
v.	Costs of rating agency services.

Annual Fee Increase:

Commencing on the one-year anniversary of the Effective Date and annually thereafter, the Service Provider may annually increase the fixed fees and other fees expressed as stated dollar amounts in this Agreement, excluding the Compliance Services Fees, by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index should such index no longer be published.

Exhibit A to Fund Accounting and Compliance Services Agreement
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